Exhibit 10.4

AMENDED AND RESTATED

EQUITY INCENTIVE PLAN

OF

ASCENT ENERGY INC.

1. Purpose. The purpose of this Amended and Restated Equity Incentive Plan (this “Plan”) is to advance the interests of the Corporation by encouraging and enabling the acquisition of a larger personal proprietary interest in the Corporation by employees and directors of the Corporation and its Subsidiaries upon whose judgment and keen interest the Corporation is largely dependent for the successful conduct of its operations and by providing such employees and directors with incentives to put forth maximum efforts for the success of the Corporation’s business. It is anticipated that the acquisition of such proprietary interest in the Corporation and such incentives will stimulate the efforts of such employees and directors on behalf of the Corporation and its Subsidiaries and strengthen their desire to remain with the Corporation and its Subsidiaries. It is also expected that such incentives and the opportunity to acquire such a proprietary interest will enable the Corporation and its Subsidiaries to attract desirable employees and directors.

2. Definitions. When used in this Plan, unless the context otherwise requires:

(a) “Board of Directors” shall mean the Board of Directors of the Corporation, as constituted at any time.

(b) “Committee” shall mean the Committee hereinafter described in Section 3.

(c) “Consolidated Funded Debt” means the amount determined by the Committee in good faith to constitute, for the Corporation and its consolidated Subsidiaries on a consolidated basis, the principal amount of all indebtedness of the Corporation and/or its Subsidiaries for borrowed money or the deferred purchase price of any property, including, without limitation, interest-bearing obligations and capitalized interest, capitalized lease obligations, guaranties and obligations similar to those constituting the Corporation’s Consolidated Funded Debt at October 31, 2004. By way of illustration and not of limitation, as of October 31, 2004, the Consolidated Funded Debt of the Corporation consisted of approximately $161,797,000 and was comprised of the following: (i) borrowings outstanding under the Corporation’s senior bank revolving credit agreement, (ii) the aggregate principal amount of the Corporation’s senior notes, (iii) long term interest accrued on the Corporation’s senior notes and (iv) the Corporation’s subordinate debt.

(d) “Corporation” shall mean Ascent Energy Inc.

(e) “Eligible Persons” shall mean those persons described in Section 4 who are potential recipients of Incentive Awards.

(f) “Enterprise Appreciation Rights” shall mean rights to receive a percentage of the Total Eligible Enterprise Value upon a Sale of the Corporation, if and to the extent provided pursuant to the Plan.

(g) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(h) “Incentive Award” shall mean an award of Enterprise Appreciation Rights granted pursuant to this Plan.

(i) “Incentive Percentage” shall mean the percentage, set forth in the agreement evidencing the grant of Enterprise Appreciation Rights, of the Total Eligible Enterprise Value to be received pursuant to such Rights.

(j) “Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended.

(k) “Plan” shall mean this Equity Incentive Plan of Ascent Energy Inc., as adopted by the Board of Directors, and effective as of May 20, 2005, as such Plan from time to time may be amended.

(l) “Sale of the Corporation” shall mean the occurrence of one of the following events, whether in a single transaction or in a series of related transactions:

(i) the merger of the Corporation, the consolidation of the Corporation, or the sale or transfer of a majority of the outstanding voting securities of the Corporation, to any person or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), in each case under circumstances in which the holders of a majority in voting power of the outstanding voting securities of the Corporation, immediately prior to such transaction, own less than a majority in voting power of the outstanding voting securities of the Corporation, or the surviving or resulting corporation or acquirer, as the case may be, immediately following such transaction or series of related transactions; or

(ii) a sale of all or substantially all of the assets of the Corporation as an entirety.

(m) “Subsidiary” shall mean any corporation or limited liability company 50% or more of whose stock or membership interests having general voting power is owned by the Corporation, or by another Subsidiary as herein defined, of the Corporation or any limited partnership or limited liability company of which the Corporation or another Subsidiary is the sole general partner or manager, as the case may be.

(n) “Total Eligible Enterprise Value” shall mean the excess of the value (on a present value basis with present value being determined in accordance with customary financial practices and using a discount rate equal to the U.S. Treasury rate for instruments with comparable maturities, except that debt securities shall be valued at their face amount) of the consideration payable to the Corporation or its securityholders in a Sale of the Corporation transaction, over Consolidated Funded Debt of the Corporation ) immediately prior to the Sale of the Corporation. The Total Eligible Enterprise Value shall be adjusted to reflect, in the case of a sale of assets, the difference between current assets not sold and current liabilities not assumed.

3. Administration. The Plan shall be administered by the Board of Directors or a Committee of the Board of Directors. The members of the Committee shall be selected by the Board of Directors. Any member of the Committee may resign by giving written notice thereof to the Board of Directors, and any member of the Committee may be removed at any time, with or without cause, by the Board of Directors. If, for any reason, a member of the Committee shall cease to serve, the vacancy shall be filled by the Board of Directors. During any period of time in which the Plan is administered by the Board of Directors, all references in the Plan to the Committee shall be deemed to refer to the Board of Directors.

The Committee shall have full power and authority to administer and interpret the Plan. Determinations of the Committee as to any question which may arise with respect to the interpretation of the provisions of the Plan and Incentive Awards shall be final. The Committee may authorize and establish such rules, regulations and revisions thereof not inconsistent with the provisions of the Plan, as it may deem advisable to make the Plan and Incentive Awards effective or provide for their administration, and may take such other action with regard to the Plan and Incentive Awards as it shall deem desirable to effectuate their purpose.

4. Participants. The class of persons who are potential recipients of Incentive Awards granted under this Plan shall consist of employees and directors of the Corporation or a Subsidiary, as determined by the Committee. The parties to whom Incentive Awards are granted under this Plan, and the Incentive Percentage under each such Incentive Award, shall be determined by the Committee in its sole discretion, subject, however, to the terms and conditions of this Plan.

5. Aggregate Plan Limit. The aggregate Incentive Percentages under outstanding Incentive Awards shall not exceed 13.5%. If the amount payable pursuant to an Incentive Award ceases to be payable for any reason, the Incentive Percentage under such Incentive Award shall again be available for future grants of Incentive Awards.

6. Grant of, and Payment under, Enterprise Appreciation Rights. The Committee shall have the authority to grant to any Eligible Person, in its sole discretion, Enterprise Appreciation Rights. Except as otherwise provided in Section 10, upon the Sale of the Corporation, the holder of Enterprise Appreciation Rights which are then vested shall be entitled to receive payment from the Corporation of an amount equal to the then vested portion of the product obtained by multiplying (i) the Total Eligible Enterprise Value upon such Sale of the Corporation, by (ii) the Incentive Percentage under such holder’s Incentive Award.

Payment of the amount determined hereunder upon the Sale of the Corporation shall be paid by the Corporation to each holder of Enterprise Appreciation Rights on or before the thirtieth (30th) day following the Sale of the Corporation, unless otherwise provided to the contrary in the Enterprise Appreciation Rights agreement applicable to such holder. Payment may be made solely in cash, or in the same form of consideration as received by the Corporation or its securityholders in such transaction, as determined by the Committee.

Enterprise Appreciation Rights shall be evidenced by an agreement executed on behalf of the Corporation and by the Eligible Person to whom the Rights are granted. The form of Enterprise Appreciation Rights agreement shall be as determined from time to time by the Committee, and need not be identical with respect to each grantee.

7. Vesting of Enterprise Appreciation Rights. Except as otherwise determined by the Committee and provided in an applicable Enterprise Appreciation Rights agreement, Enterprise Appreciation Rights, after the grant thereof, shall become vested at the rate of 10% on the date of grant, and an additional 30% on each of the first, second and third anniversaries of the date of grant provided that the holder is still in the employ or service of the Corporation or a Subsidiary on the applicable vesting date. Notwithstanding the foregoing, all Enterprise Appreciation Rights granted to any Eligible Person shall become fully vested upon the occurrence of a Sale of the Corporation while the holder of such Enterprise Appreciation Rights is still in the employ or service of the Corporation.

8. Consideration for Incentive Awards. The Corporation shall obtain such consideration for the grant of an Incentive Award as the Committee in its discretion may determine.

9. Non-Transferability of Incentive Awards. An Incentive Award shall not be transferable otherwise than by will or the laws of descent and distribution.

10. Termination of Employment or Service. Notwithstanding any other provision of the Plan to the contrary, in the event the holder is terminated by the Corporation for cause or in the event the holder voluntarily leaves the employ of the Corporation (other than death or permanent disability), prior to the time a payment(s) due holder hereunder is received, then all or any part (including any vested portion) of any Enterprise Appreciation Rights with respect to which payment was not previously made upon a Sale of the Corporation shall terminate and be forfeited immediately upon the cessation or termination of the holder’s employment, or service as a director of, the Corporation or any Subsidiary, and the holder shall not be entitled to receive any payment thereafter in connection with such Enterprise Appreciation Rights or the Incentive Award under which they were granted. A holder of Enterprise Appreciation Rights whose employment by, or service as a director of, the Corporation or a Subsidiary ceases or is terminated on account of the death or permanent disability of such holder, or as a result of termination by the Corporation without cause, shall retain such Enterprise Appreciation Rights for a period of six months following such termination of employment or service to the extent such Enterprise Appreciation Rights were vested prior to death, permanent disability or termination without cause.

11. Compliance with Securities Act. Any holder of an Incentive Award shall make such representations and furnish such information as may, in the opinion of counsel for the Corporation, be appropriate to permit the Corporation, in the light of the then existence or non-existence in respect of an effective Registration Statement under the Securities Act of 1933, as from time to time amended (the “Securities Act”), to make payment pursuant to an Incentive Award.

12. Income Tax Withholding. If the Corporation or a Subsidiary shall be required to withhold any amounts by reason of any Federal, State, local or foreign tax rules or regulations in respect of any Incentive Award, the Corporation or the Subsidiary shall be entitled to take such action as it deems appropriate in order to ensure compliance with such withholding requirements. In order to facilitate payment by the holder of an Incentive Award of his withholding obligations with respect to the Incentive Award, the Corporation or Subsidiary may, at its election, (a) deduct from any cash payment otherwise due to the holder, the appropriate withholding amount,

(b) require the holder to pay to the Corporation or Subsidiary in cash the appropriate withholding amount, or (c) permit the holder to elect to have the Corporation withhold a portion of the securities or other property to be delivered with respect to such Incentive Award, the value of which is equal to the required withholding amount.

13. Amendment of the Plan. Except as hereinafter provided, the Board of Directors or the Committee may at any time withdraw or from time to time amend the Plan as it relates to, and the terms and conditions of, any Incentive Awards not theretofore granted, and the Board of Directors or the Committee, with the consent of the affected holder of an Incentive Award, may at any time withdraw or from time to time amend the Plan as it relates to, and the terms and conditions of, any outstanding Incentive Award. Notwithstanding the foregoing, the Board of Directors or the Committee may amend the Plan and any outstanding Incentive Award, without the consent of the holder, if and to the extent required to comply with the requirements of Section 409A of the Internal Revenue Code.

14. No Right of Employment or Service. Nothing contained herein or in an Incentive Award shall be construed to confer on any employee or director any right to be continued in the employ of the Corporation or any Subsidiary or as a director of the Corporation or a Subsidiary or derogate from any right of the Corporation and any Subsidiary to retire, request the resignation of, or discharge employee or director (without or with pay), at any time, with or without cause.

15. Effective Date of the Plan. This Plan is effective as of May 20, 2005 (the “Effective Date”).

16. Final Grant Date. No Incentive Award shall be granted under the Plan after May 20, 2015; provided, however, Incentive Awards granted on or prior to that date shall continue and extend beyond that date pursuant and subject to this Plan.